EXHIBIT 10.31

EXCLUSIVE DISTRIBUTION AGREEMENT
Inventory Purchased

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (the "Agreement") is dated as of

, 2016 and is between Ortho Solutions, Inc. having its principal office located at 330 Franklin Tpke, Mahwah, NJ 07430 ("Ortho"), and CPM Medical Consultants, LLC having its principal office located at 1565 N. Central Express Way, Suite 200, Richardson, TX 75080 ("Distributor").

Background

Ortho manufactures a range of orthopaedic fixation medical devices and associated accessories that facilitate natural healing of skeletal structures.

Distributor is. an experienced distributor of [medical devices and associated accessories].

Ortho desires to engage Distributor to market and purchase for subsequent distribution throughout those certain geographic areas set forth on Schedule A (the "Territory") and incorporated by reference herein, certain products manufactured and distributed by Ortho, including each of the products specifically described on Schedule B and incorporated by reference herein ("Products," each a "Product"). "Products" includes each product, not identified on Schedule B, that is proposed to Distributor by Ortho to be added to Schedule B and with respect to which the parties have agreed on the relevant terms, such as exclusivity, pricing, and minimum purchase considerations, resulting in the agreed addition of the product to Schedule B.

Ortho wants to supply Products to Distributor upon the terms and conditions set forth in this Agreement.

Distributor wants to market and distribute the Products in the Territory upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE in consideration of the foregoing, the parties agree as follows:

ARTICLE 1-GENERAL.

1.1Appointment. Ortho hereby appoints Distributor as its exclusive distributor of and servicer for the Products in the Territory and Distributor hereby accepts such appointment.

1.2Relationship Between Parties. The relationship between the parties is that of a manufacturer and distributor, and is an independent contractor status, which will not be deemed to be that of principal and agent, joint venturers, partners, or otherwise. Distributor shall not enter into any contracts or commitments in the name of, or on behalf of, Ortho, or to bind Ortho in any respect whatsoever. Ortho is solely responsible for all income taxes or other taxes that may be incurred by Ortho as a result of payments by Distributor. Distributor shall not withhold any sums for such taxes except as required by applicable law.

1.3Minimums. Distributor shall purchase from Ortho and resell to Customers, the minimum total annual $ value of Products set forth on Schedule B (each a "Minimum"). If

Distributor fails to achieve any Minimum, Ortho may, at its sole discretion, revoke Distributor's right to exclusivity in the Territory, or terminate this Agreement pursuant to Section 2.3.

1.4Territorial Limits. During the Term, Distributor may distribute, purchase for resale, and sell the Products to customers (the "Customers") within the Territory or outside of the exclusive territory with permission of Ortho.

1.5Distribution. Distributor shall use reasonable efforts to diligently and continuously market, promote, sell, and service the Products during the Term. The Distributor shall not make any changes to the Products or the Product packaging without the _express prior written consent of Ortho_

1.6Compensation.

(a)  Product Pricing. Ortho shall sell each Product to Distributor at Ortho's current prices in effect as of the date of this Agreement (the "Purchase Price"), subject to the provisions of Section 1.6(b), which prices shall be exclusive of freight, insurance and taxes. Distributor may resell the Products at such prices and on such terms as Distributor shall determine in its sole discretion. Distributor may charge Product purchasers for any servicing of the Products at such prices and on such terms as Distributor shall determine in its sole discretion.

(b)  Ortho may change the Purchase Prices for any Product annually. Ortho shall provide thirty (30) days' prior written notice to Distributor of any Purchase Price increase. A change in the Purchase Price of any Product will apply only to orders for the Product ordered by Distributor to Ortho on or after the effective date of the price change.

1.7Expenses. Except as otherwise set forth in this Agreement, Distributor shall

1.8be solely responsible for all expenses it incurs in the performance of its obligations hereunder, including advertising, selling, servicing, training, and travel.

1.9Training Technical Support.

(a)  Distributor shall provide its customers with reasonable support and technical assistance with respect to the use, operation, and maintenance of the Products.

(b)  Ortho shall provide its own technical personnel, at Ortho's cost, to instruct Distributor regarding the proper use and servicing of the Products, indications for use, procedures in use and other relevant information ("Training Sessions") at such locations that Ortho designates in the [United States]. On an annual basis, Manufacturer and Distributor shall agree to the number and frequency of such Training Sessions based upon Distributor's volume of sales during the previous twelve (12) months.

(c)  (c)For training purposes only, Ortho shall participate in a reasonable number of joint sales calls with Distributor's sales force.

ARTICLE 2-TERM AND TERMINATION.

2.1Term. The engagement of Distributor under this Agreement commences on the date of this Agreement and will continue for a term of two (2) years ("Initial Term") and will automatically renew for additional one (1) year periods (each a "Renewal Term", together with the Initial Term, the "Term"), unless earlier terminated pursuant to the terms of this Agreement. If on or before the end of the Initial Term or any Renewal Term, either party may terminate this Agreement by providing written notice to the other of such termination not less than thirty (30) days before expiration of the Term.

2.2Permitted Termination.

(a)  Each party may terminate this Agreement only upon the occurrence of an Event of Default with respect to the other party, subject to the conditions of this Article 2. The party seeking to terminate the Agreement (the "Non-Breaching Party") must give notice of the Event oTDefaul including sufficient details to reasonably and speCifically Identify the wentof Default, to the other party (the "Breaching Party"). If the Non-Breaching Party does not cure the Event of Default described in the notice during the thirty (30) days following the delivery of the notice (the "Cure Period"), then the Non-Breaching Party may terminate this Agreement; provided, however, that the Cure Period does not apply to an Event of Default described in Section 2.2(b)(iv). This Agreement will terminate immediately upon the last to occur of (1) the expiration of the applicable Cure Period; (2) the giving of the notice of the Event of Default; or (3) such date as the notice may specify (the "Termination Date").

(b)  Each of the following constitutes an "Event of Default:"

(i)

the insolvency of a party; the voluntary filing by the filing against a party of a petition in bankruptcy or a petition for reorganization; any assignment by a party for the benefit of creditors; the appointment of a receiver or a trustee for either party; or the placement of a party's assets in the hands of a trustee or receiver;

(ii)	a party's inability to perform its obligations under this agreement, notwithstanding the force majeure provisions of Section 10.9;
(iii)	a party ceases to conduct business; and
(iv)

a party's material breach of any representation, warranty, covenant, or condition of this Agreement that has not been cured within thirty (30) days following notice by the Non-Breaching Party, or within five (5) days with respect to any payment obligation.

2.3Termination by Ortho. If Distributor fails to achieve any Minimum, Ortho may terminate this Agreement with written notice as per the terms of the contract. If Ortho is unable to fulfill orders per the terms of this agreement then Distributor may terminate the Agreement with written notice as per the terms.

2.4Rights of the Parties Upon Termination of the Agreement.

(a) Upon termination of this Agreement by Ortho for an Event of Default by Distributor:

(i)

Distributor's appointment as Ortho's distributor and service of Products will terminate; however, to avoid disruptions to customers, Distributor may continue to distribute the Products that constitute: (A) orders pending fulfillment by Ortho, and (B) inventory on hand, subject to Section 2.7 and for not more than one hundred and twenty days (120) days after the effective date of this Agreement's termination; and

(ii)	Distributor shall perform its obligations set forth in this Agreement in connection with any outstanding purchase orders or invoices.

(b)  Upon termination of this Agreement by Distributor for an Event of Default by Ortho, Ortho shall perform its obligations set forth in this Agreement with respect to any outstanding purchase orders or invoices.

2.5Remedies Not Exclusive. In connection with the any termination of this Agreement, the remedies provided by this Agreement are not exclusive and are not intended by the parties to prejudice any other rights to which either Ortho or Distributor, as the case may be, may be entitled either at law or in equity.

2.6Equitable Remedies. The parties acknowledge and agree that (a) a breach or threatened breach by a party of any of its obligations under Sections 4.3, 7.1, 7.2, 7.3, and 8.1 of this agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (b) if a breach or a threatened breach by such party of any such obligations occurs, the other party hereto will, in addition to any and all other rights and remedies that may be available to such party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to (i) post a bond or other security, or (ii) prove actual damages or that monetary damages will not afford an adequate remedy. Each party to this Agreement agrees that such party shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 2.6.

2.7Settlement of Accounts. All debts between the parties in existence at the time of termination of this Agreement must be reconciled and paid by the parties within thirty (30) days following the end of the calendar quarter in which the Agreement was terminated.

2.8Repurchase of Inventory. Upon termination of this Agreement for any reason, Ortho shall have the option, within sixty (60) days after the effective date of such termination, to purchase some or all of Distributor's inventory suitable for resale which was purchased by the Distributor. If Ortho exercises such option, the Distributor will sell and release to the Company such inventory at a price equal to the price initially paid by the Distributor, for such Products. All shipping costs relating to a repurchase of inventory shall be borne by Distributor.

ARTICLE 3-SALE TERMS AND SHIPPING.

3.1Order Procedure and Terms. Distributor shall order such various quantities of the Products from Ortho from time to time, as it may elect, by means of a written purchase order that incorporates by reference the terms of this Agreement. To the extent that there is any conflict between this Agreement and the terms set forth in any purchase order, the terms of this Agreement will supersede those in the purchase order.

3.2Delivery. Ortho shall deliver all Products FOB Ortho's warehouse. Title and risk of loss will transfer from Ortho to Distributor upon Ortho's delivery of Product to common carrier. Ortho shall ship all Products within two (2) weeks of Ortho's receipt of a purchase order. Ortho shall deliver the Products as specified in each purchase order in the quantity and at the destination(s) specified in the purchase order. If at any time it appears to Ortho that it may not meet such delivery schedule.  Ortho shall immediately notify Distributor of the estimated delivery date(s), duration and reasons for the delay and, shall nevertheless minimize the delay.

3.3Payment.

(a)  Unless otherwise agreed to by the parties in writing, Distributor shall make all payments to Ortho in United States dollars by check, electronic funds transfer, or wire transfer.

(b)  Ortho shall issue an invoice to Distributor for each Product sold to Distributor after the shipment of the Products by Ortho.

(c)  Each invoice will be due and payable thirty (30) days following the date of the of the receipt by Distributor of the invoice; each invoice not so paid will accrue a late payment fee of one and one-half percent (1.5%) of the balance due on the invoice for each month of delayed payment, payable by Distributor to Ortho at the time of the payment of that invoice. NB - Invoices to the distributor are only generated once the products have been shipped from the Ortho warehouse.

ARTICLE 4-INTELLECTUAL PROPERTY.

4.1Ortho hereby grants to Distributor, on the terms and conditions set forth in this Agreement, the following royalty-free license (the "IP License") to use Ortho's trademarks, service marks and trade names set forth on Schedule C incorporated by reference herein ("Marks"), in conjunction with the sale, promotion and distribution of the Products in the Territory, including the display of the Marks on stationery, merchandising, packaging, and other advertising and promotional materials. Distributor must use the Marks in connection with its marketing obligations, subject to the reasonable written policies of Ortho.

4.2If Distributor uses the Marks, Distributor shall notify Ortho of any unauthorized use of the Marks by any third persons that may become known to Distributor.

4.3Distributor acknowledges that Ortho's Marks will remain the sole property of Ortho, and Distributor disclaims any right or interest that it may acquire or that may accrue to it by virtue of its use of the Marks.

ARTICLE 5-REPRESENTATIONS AND COVENANTS OF ORTHO.

5.1Representations. Ortho represents that:

(a)  it is the exclusive owner of the Products;

(b)  it is the exclusive owner of the Marks and all goodwill associated with the Marks;

(c)  the execution of this Agreement has been duly authorized by all --necessary_ corporate _action _by__Ortho and constitutes_ the _valid_and_ bindinvobligation_ Ortho; and

(d)  the execution of this Agreement does not and will not conflict with the rights granted to any other party.

5.2Licenses. Ortho represents that it holds all licenses, permits and approvals required by applicable law for the manufacture, sales, and distribution of the Products. Ortho shall comply with the terms of all such licenses, permits and approvals. If any such license, permit or approval is revoked, modified or suspended by any applicable governmental authority, Ortho shall use reasonable efforts to rectify the revocation, modification, or suspension. Ortho may, before taking commercially unreasonable steps, consult with Distributor whereupon the parties shall attempt to find an appropriate solution.

5.3Compliance with Applicable Laws. Ortho shall comply with all applicable governmental rules and regulations with respect to Ortho's sale of the Products.

5.4Indemnification.

(a)  Subject to Section 5.4(b), Ortho shall indemnify, defend and hold harmless Distributor, its officers, employees, directors, shareholders and agents (collectively, "Distributor Indemnitees"), to the maximum extent permitted by applicable law, against all claims, liens, damages, liabilities, costs, charges and expenses, including the costs of investigating, preparing or defending any action, suit, claim or proceeding or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, including reasonable attorneys' fees and expenses ("Losses") resulting from a total or partial Recall (as defined below) of Products, incurred or sustained by any Distributor Indemnitee arising out of any third-party claims (1) in connection with any misrepresentation made by Ortho in this Agreement or the breach of any covenant made by Ortho in this Agreement; (2) resulting from any such action, suit, claim or other proceeding, to which the Distributor is, or may be made, a third-party by reason of Ortho's breach of this Agreement, negligence, or willful misconduct; (3) resulting from Ortho's breach of any express warranty on the Products given solely by Ortho; (4) resulting from trademark, trade dress, trade secret, copyright, patent or other intellectual property infringement related to the Products to the extent not claimed to be resulting from intellectual property of the Distributor.

(b)  Ortho shall have no obligation to indemnify, defend or hold harmless   Distributor to the extent that any Recall is caused by Distributor's distribution practices, Distributor's advertising or promotional material for the Products that has not been approved by Ortho, misrepresentations by Distributor, use of the Product in an application or an environment for which it was not designed or contemplated hereunder, or modifications to the Product. The indemnification obligation also shall not apply if any Product is used in conjunction with a device, instrument or product that is not approved for use with the Product.

5.5Improvements. Ortho retains the right to make any improvements, corrections, enhancements, and other changes to the Products and to Ortho's processes for designing, manufacturing, quality control, delivery, maintenance, and repair of Products.

5.6Insurance.  Ortho shall maintain product Iiabiliy insurance-(containing either a vendor's endorsement or a contractual liability coverage) on Products supplied by Ortho with minimum limits of three million dollars ($3,000,000.00)/five million dollars ($5,000,000.00) aggregate and shall furnish to Distributor, within thirty (30) days after the date of this Agreement, a certificate of insurance by the carrier including the foregoing endorsements, coverage and limits providing that such insurance may not be cancelable without at least thirty (30) days prior notice to Distributor.

ARTICLE 6-REPRESENTATIONS, WARRANTIES, AND COVENANTS OF DISTRIBUTOR.

6.1Representations and warranties. Distributor represents and warrants to Ortho that

(a)  the execution of this Agreement has been duly authorized by all necessary corporate action by Distributor and constitutes the valid and binding obligation of Distributor;

(b)  the execution of this Agreement does not and will not conflict with the rights granted to any other party.

(c)  it holds all licenses, permits and approvals required by applicable law for the distribution of the Products. Distributor shall comply with the terms of all such licenses, permits and approvals.

(d)  it is currently in compliance with all applicable foreign, federal, state and local laws and governmental regulations and laws or regulations of any jurisdiction of applicable authority relative to fulfilling its obligations under this Agreement, including those relating to the sale of the Products to customers within the Territory.

6.2Performance as Distributor. Distributor shall carry out the following activities in connection with this Agreement:

(a)  Sales and marketing

(i)	creation, conducting, and evaluation of sales and marketing programs and advertising
(ii)	trade shows and other industry marketing efforts
(iii)	developing a sales strategy
(iv)	hiring, training, and maintaining a sales force to implement the sales strategy
(v)	designing, preparing, and producing sales and marketing collateral

(b)  Customer relations

(i)	legal and contracting expenses of making sales to customers
(ii)	customer service and contact

(iii)	customer support
(iv)	management of Product deliveries and returns
(v)	managing and tracking_ warranty returns and repairs

(c)  Product improvements

(i)	providing Product feedback, comments, performance data, and suggestions to Ortho
(ii)	co-operate with regulatory compliance requested by Ortho

(d)  Servicing of Products

6.3Obligations.

(a)  Distributor may during the Term state that it is the exclusive distributor of the Products in the Territory.

(b)  Distributor shall perform its obligations in a professional manner and in accordance with the standards for Distributor's industry.

6.4Protection of Rights. Distributor shall cooperate fully and in good faith with Ortho for the purpose of securing and preserving Ortho's (or any grantor of Ortho's) rights in and to the Products and any associated patents, patent rights, trademarks, copyrights, and other intellectual property rights. In addition, Distributor shall execute any instruments requested by Ortho to accomplish or confirm the foregoing without other consideration than the mutual covenants and considerations of this Agreement. Distributor shall, after becoming aware, promptly notify Ortho of any claims or litigation relating to the Products. Distributor shall cooperate with Ortho in the prosecution or defense of any patent or copyright concerning the Products, providing that Ortho is responsible for all reasonable costs incurred.

6.5Third-Party Infringement. Distributor shall not infringe on the patents, trademarks, copyrights or other intellectual property rights of third parties in its marketing and sale of the Products.

6.6No Additional Warranties. Distributor shall not make any warranties with respect to the Products, other than those specifically authorized in writing by Ortho, except at Distributor's sole expense and responsibility.

6.7Indemnification. Distributor shall indemnify, defend, and hold harmless Ortho, its officers, employees, directors, shareholders, members, and permitted assignees under this Agreement and agents (collectively, "Ortho Indemnitees") to the maximum extent permitted by applicable law against all Losses directly or indirectly incurred or sustained by any Ortho Indemnitee arising out of or resulting from:

(a)  any misrepresentation or breach of any warranty or covenant or the Distributor's failure or refusal for any reason to perform in accordance with the terms and provisions of this Agreement or otherwise to comply with any of its obligations hereunder;

(b)  any action, suit, claim or other proceeding, to which Ortho is, or may be made, a party by reason of Distributor's breach of this Agreement, gross negligence, or willful misconduct;

(c)  breach of an -express or implied warranties made by Distributor to Customers not authorized by Ortho;

(d)  any claim of trademark, trade dress, trade secret, copyright, patent or other intellectual property infringement related to the Products to the extent claimed to be resulting from intellectual property of the Distributor;

(e)  Distributor's failure to comply with any applicable laws or regulations;

(f)  any personal or bodily injury or damage to or destruction of property (but excluding damage to the Product itself) arising out of or relating to Distributor's servicing of Products improperly;

(g)  any claims arising out of any Distributor contracts that arose before the date of this Agreement; and

(h)  the delivery, sale, manufacture, or similar act by Distributor with respect to any product (A) before the date of this Agreement or (B) not supplied by Ortho.

6.8Reporting Obligations.

(a)  Distributor shall maintain a database. The database shall include, without limitation, the names and serial numbers of all sold Products, the dates of Product deliveries to Customers, the names and addresses of all Customers that purchased Products, and any other information required for the parties to maintain compliance with all applicable laws and regulations, including, but not limited to, rules promulgated by the Federal Drug Administration ("FDA"). The Distributor will provide Ortho with data requested for any regulatory actions that need to be taken in the market.

(b) On March 31st, June 30th, September 31g and December 3 l st of every year during the Term, Distributor will provide Ortho with a report detailing Distributors prospect targeting practices, account conversions, and unit & dollar value sales of the Products by product line during the then-current quarter and sales projections for the following quarter.

6.9Training. Distributor shall attend Training Sessions reasonably required by

Ortho. Distributor shall be responsible for all travel related expenses incurred by its personnel in connection with all Training Sessions.

6.10Insurance. Distributor shall maintain a comprehensive general liability insurance policy issued by an internationally recognized insurance carrier, naming Ortho as an additional insured, that includes product liability, contractual liability, advertising injury, and product recall coverages, with limits on bodily injury and personal injury liability of $2,000,000 each occurrence, $5,000,000 aggregate, and property liability of $1,000,000 each occurrence, $2,000,000 aggregate, or such other amounts as may be reasonably required by Ortho from time to time. Within fifteen (15) days of execution of this Agreement, Distributor shall provide to Ortho copies of all certificates of insurance relating to the requirements of this Section 6.10. Distributor will provide Ortho with notice of any termination or nonrenewal of any insurance policy required by this Section 6.10 at least thirty (30) days prior to the effective date of such termination or nonrenewal.

6.11Licenses. If any of Distributor's licenses, permits or approvals are revoked, modified or suspended by any applicable governmental authority, Distributor shall consult with Ortho and obtain Ortho's express prior written consent in connection with Distributor's attempts to resolve any such revocation, modification, or suspension.

6.12Compliance with Applicable Laws.

(a)  Distributor shall maintain compliance with all applicable foreign, federal, state and local laws and governmental regulations and laws or regulations of any jurisdiction of applicable authority relative to fulfilling its obligations under this Agreement, including, without limitation, those relating to the sale of the Products to Customers within the Territory, reporting requirements of Section 6002 of the Affordable Care Act also known as the "Physician Payments Sunshine Act," all applicable rules promulgated by the FDA, and European Union Council Directive 93/42/EEC of 14 June 1993 concerning medical devices .

(b)  Distributor shall refrain from using or selling any Ortho product that is not a Product.

(c)  Each Party represents and warrants to the other with effect from the date of this Agreement that:

(i)

it has not engaged and shall not engage in any activity, practice or conduct which would constitute a breach of any applicable law or convention relating to the prevention of bribery and corruption including, but not limited to: the UK Bribery Act 2010 (the "Bribery Act") and, the United States Foreign Corrupt Practices Act of 1977 (as amended); and the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries;

(ii)

it has maintained and shall maintain in place adequate procedures designed to prevent it or any of their respective directors, officers, employees, agents or other persons acting on the behalf of any of the foregoing, from undertaking any conduct that would give rise to an offence under the Bribery Act (as each such term is defined in the Bribery Act) and it has not violated in any material respect any applicable law or regulation in connection with this Agreement, or in connection with the carrying on of its business (including, without limitation, the US Foreign Account Tax Compliance Act and the US Foreign Corrupt Practices Act).;

ARTICLE 7-COVENANTS OF BOTH PARTIES.

7.1Confidentiality.  Each party acknowledges that the other party (the "Disclosing Party") will be disclosing to it (the "Receiving Party") in the normal course of the performance of this Agreement certain information which is regarded by the Disclosing Party as proprietary and confidential and which is related to the business of the Disclosing Party including, but not limited to: general information concerning the Disclosing Party's general operations or affairs, information relating to present or potential Customers, business and marketing plans, financial data and strategies, deal terms, operational costs and processes, pricing information, and other commercial terms of sale ("Confidential Information"). In addition, this Agreement and the terms and conditions of this Agreement are Confidential Information. The Receiving Party shall keep any and all Confidential Information disclosed to it by the Disclosing Party confidential and shall not disclose the Confidential Information to any third parties during the term of this Agreement and for a period of three (3) years following the termination of this Agreement. The obligations of this Section 7.1 do not apply to Confidential Information that:

(a)  Was known to the Receiving Party or available to the Receiving Party on a non-confidential basis before its disclosure by the Disclosing Party;

(b)  Was public knowledge before disclosure by the Disclosing Party, by no fault of the Disclosing Party;

(c)  Was disclosed to the Receiving Party by a third party authorized to disclose same to the Receiving Party; or

(d)  Was specifically authorized in writing by the Disclosing Party.

7.2Non-Interference. During the term of this Agreement and for a period of one (1) years following the termination of this Agreement, neither party shall without the express prior written consent of the other party: (a) hire, solicit, or encourage to leave, any employee or independent contractor of the other party; (b) provide the name of any employee or independent contractors of the other party to any recruiting agency, contract consulting firm, or any other person for the purpose of enabling or assisting said person to obtain employment or provide services for a third person for any reason; (c) hire, retain, or contract for the services of any employee or independent contractor of the other party unless pursuant to written agreement with the other party; or (d) use any information provided by the other party pertaining to the other party's employees or independent contractors for any purposes other than for the purpose for which it was disclosed.

7.3Further Assurances. Each party shall execute any and all papers and documents, and take such other actions as are reasonably requested by the other party, to reasonably assist the other party in carrying out the intent of the transactions described in this Agreement for the mutual benefit of the parties.

7.4Advertising and Marketing.

(a)  Within sixty (60) days of the date herein and the date of every renewal of this Agreement, the parties shall agree to an annual Sales and Marketing Plan. The Sales and Marketing Plan shall include, without limitation, target sales volumes for each Product by quarter, all advertising and marketing activities that Distributor will undertake, and cost and quantities-for-all-Products to be used for demonstration purposes.  Distributor-will-carry- out its obligations under the Sales and Marketing Plan during the following twelve (12) months.

(b)  Pursuant to the terms of the Sales and Marketing Plan, Ortho shall:

(i)	supply Distributor with Products for demonstration purposes, pursuant to the terms of the Sales and Marketing Plan; and
(ii)	provide Distributor with Product literature and existing Product artwork, at no cost to Distributor.

(c)  Pursuant to the Sales and Marketing Plan, Distributor shall advertise and market the Products, including, but not limited to, representing Ortho at trade shows within the Territory.

(d)  Ortho shall supply Distributor, at Ortho's cost, with a reasonable amount of Product for demonstration by Distributor to Customers.

(e)  Distributor shall list and describe the Products in Distributor's catalogs, brochures, or other promotional materials as set forth in the Sales and Marketing Plan.

(f)  Distributor shall ensure that all advertising by Distributor is reasonably consistent with Ortho's documentation or specifications for the Products.

7.5Product Recalls. If either party believes that because of a defect in manufacturing or design a recall, market withdrawal, safety alert or similar action ("Recall") of any Product is desirable or required by law, it will promptly notify the other party. The parties will then discuss reasonably and in good faith whether such Recall is appropriate or required and the manner in which any mutually agreed Recall shall be handled. This Section 7.5 shall not limit the obligations of either party under law with respect to Recall of Products required by law or properly mandated by governmental authority. Voluntary Recalls shall be conducted by mutual agreement (agreement not to be unreasonably withheld). Ortho shall bear all reasonable costs and expenses of any such Recall which relates to the manufacture of the Products. Distributor shall maintain complete and accurate records for such periods as may be required by applicable law of all the Products sold by it. The parties will cooperate fully with each other in effecting any Recall of the Products pursuant to this Section 7.6.  However, Distributor shall be responsible for the actual conduct of any Recall of the Products, including communications with customers and end-users, and for any required notification to the FDA and other applicable regulatory authorities in respect thereof.

ARTICLE 8-DUTIES OF THE PARTIES.

8.1Quality of Service. Distributor shall ensure that the Products covered by this Agreement are distributed and sold in a manner that adequately and suitably protects and enhances the value and benefit of the Products and other property rights of Ortho and the goodwill pertaining thereto.

8.2Ortho's-Warranty: -Distributor--shallthe-Products -with-all -warranties-given by Ortho.

8.3Modifications. Except as authorized by this Agreement, Distributor shall not modify or re-label or cause to be modified or re-labeled, any of the Products without the express prior written consent of Ortho. Any unauthorized modification or re-labeling of the Products may cause such product to fall outside Ortho's warranty, and any defects in the Products caused by such modification will be the sole responsibility of Distributor.

8.4NO ADDITIONAL WARRANTIES. ORTHO MAKES NO WARRANTY OTHER THAN THOSE EXPRESSLY MADE HEREIN, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE 9-LIMITATION OF LIABILITY. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 5.4 AND 6.7, IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY WAS INFORMED OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE.

ARTICLE 10-MISCELLANEOUS.

10.1Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail to the parties at their respective address set forth at the beginning of this Agreement or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

10.2Dispute Resolution.

(a)  Upon termination of this Agreement due to an Event of Default, the parties will attempt to settle such claim or dispute by negotiation.

(b)  If within thirty (30) days after termination, the dispute cannot be settled by negotiation, the parties shall, before resorting to court proceedings, attempt to resolve the claim or dispute by mediation in accordance with American Arbitration Association Provider at an agreed venue in Texas.

(c)  If the parties have not settled any claim or dispute by mediation within forty two (42) days from initiation of the mediation, either party may immediately pursue any and all remedies that may be available to it under law and in equity.

10.3Governing Law, Venue and Jurisdiction. This Agreement is governed by the laws of New Jersey, without regard to its provisions of choice of law. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in New Jersey with regard to any and all disputes related to this Agreement.

10.4Entire Agreement. This Agreement, together with each attachment, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and it supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. Neither party is relying on any representation, promise, or inducement made by any other party that is not set forth in this Agreement. If any provision of this Agreement is declared void or against public policy, that provision will be deemed severed from this Agreement to the minimum extent required, and the remaining provisions will remain in full force and effect and unmodified.

10.5Assignability. Either party may assign or transfer all of its rights and obligations under this Agreement in connection with any sale, transfer, or other disposition of all or substantially all of its business or assets. Any other assignment is void.

10.6Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended, or the terms or covenants hereof waived, only by a written instrument executed by the parties. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.7Survival. The rights and obligations under Sections 2.4, 2.5, 2.6, 3.3, 4.3, 5, 6, 7, 8, 9, and 10 will survive and continue after any expiration or termination of this Agreement.

10.8Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but when taken together will constitute one and the same instrument.

10.9Force Majeure. Subject to Section 2.2(b)(iv), failure by either party to perform any of the provisions of this Agreement, arising from causes beyond its reasonable control, will not be deemed a breach of this Agreement until the circumstances no longer prevent performance. Without limiting the generality of this provision, the following shall be deemed to be causes beyond the reasonable control of either party namely: acts of God; acts, regulations or laws of any government; war; civil commotion; destruction of facilities or materials by fire, earthquake or storm; labor disturbance; epidemic; failure of public utilities or of suppliers; or any other event, matter or thing wherever occurring and whether or not of the same class or kind as those set forth above, which is not reasonably within the control of the affected party

10.10Change of Ownership — For a period of twelve months after a Change of Ownership ¬If a transfer of greater than or equal to 51% equity stake to any outside party (not related to current shareholder) and if this agreement is terminated for any reason other than those Events of Default outlined in section 2.2 (b) or failure to meet the minimum quotas as per section 2.3, then the Distributor will be compensated with an indemnity equal to the Distributors last six month's purchases from Ortho.

[signature page follows]

EXHIBIT 10.31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

DISTRIBUTOR:	ORTHO:
[___________________________]	Ortho Solutions, Inc.
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT 10.31

SCHEDULE A

TERRITORY

For a period of 12 months exclusive geographical territory of North Texas including Dallas/Fort Worth greater metroplex and the surrounding counties within approximately 60 miles — as per the map below.

Non exclusive territories outside of exclusive territory in Texas and any where in the USA will be determined on a case by case basis and will be awarded geographically or by surgeon exclusive carve out.

EXHIBIT 10.31

SCHEDULE B

PRODUCTS

Products and annual minimums to be agreed.

Annual Minimum Purchases:

Year One -

Year Two

Year Three -

Ultos Products & Prices — As per the attached excel file — `Ultos Pricing Chris Reeg v 1 .xlsx'. These prices are offered in return for a commitment to the minimum annual purchases outlined above..

`Construct & Replenishment Price' is defined as the price paid for all stock purchased that is not included in the consignment instrument and implant set purchase outlined below.

`Instrument & Implant Set Price' is defined as the price paid for all stock purchased for a consignment set. For the purchase of 10 complete sets of instruments and implants (as per the parts listed in the schedule) a special discounted price is included in the schedule. To qualify for this special discounted price a purchase order must be placed for ten complete sets of instruments and implants. No replenishment stock can be purchased at this special discounted price.

EXHIBIT 10.31

SCHEDULE C

MARKS

Ultos™ Foot Plating System